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As filed with the Securities and Exchange Commission on December 7, 2005

Registration No. 333-129771

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2

to

FORM F-1
 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PATNI COMPUTER SYSTEMS LIMITED
(Exact name of Registrant as specified in its charter)
Not Applicable
(Translation of Registrant's name into English)

Republic of India	7371	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

PATNI COMPUTER SYSTEMS LIMITED
Akruti Softech Park, MIDC Cross Road No. 21
Andheri (E), Mumbai-400 093, India
Tel: +91 22 5693 0500

(Name, address and telephone of principal executive offices)

Sriram Gopalakrishnan
PATNI COMPUTER SYSTEMS INC.
One Broadway
Cambridge, MA 02142
Tel: +1 617 914 8000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Marcia A. Wiss, Esq. Peter E. Kohl, Esq. Hogan & Hartson One Angel Court London EC2R 7HJ England Tel: +44 20 7367 0200	Jeffrey M. Maddox, Esq. Stephen Peepels, Esq. Jones Day 31st Floor, Edinburgh Tower The Landmark 15 Queen's Road, Central Hong Kong Tel: +852 2526 6895

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective:

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors and Officers

        Our Articles of Association provide that our directors and officers shall be indemnified by us against loss in defending any proceeding brought against officers and directors in their capacity as such, if the indemnified officer or director receives judgment in his favor or is acquitted in such proceeding. In addition, our Articles of Association provide that we shall indemnify our officers and directors in connection with any application pursuant to Section 633 of the Indian Companies Act, 1956 in which relief is granted by the court.

        The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

        Our Articles of Association require us to procure comprehensive director and officer's liability insurance for each director on terms approved by the board of directors, which terms require us to include each director as a policy holder and cover claims of an amount not less than $15.0 million in the aggregate. Currently, we have in place a director and officer's insurance policy that is in compliance with the terms of our Articles of Association. We may obtain additional director and officer insurance providing indemnification for a number of our directors, officers, affiliates, partners or employees for specified errors and omissions.

Item 7.    Recent Sales of Unregistered Securities

        The information below sets forth the date of sale, title, amount and purchasers of our securities sold within the last three years by us that were not registered under the Securities Act. All such securities were issued outside the United States pursuant to Regulation S of the Securities Act in transactions not subject to the registration requirements of the Securities Act or as employee stock options to employees resident in the United States in reliance on Rule 701 of the Securities Act.

Date of Sale	Title	Number of Shares	Amount	Purchaser
September 2002	Equity shares	13,441,245	$57,000,000	General Atlantic Mauritius Limited; Equity shares issued to the Bank of New York, which issued ADRs reflecting the underlying equity shares to General Atlantic
August 2003	Equity shares	37,140,283	$0	1:2 Bonus issue of equity shares
February 2004	Equity shares	13,415,200	$68,157,632	Initial public offering on the Indian Stock Exchanges, underwritten by DSP Merrill Lynch Limited and Kotak Mahindra Capital Company Limited
October 2004	Equity shares	85,050	$282,720	ESOP allotment to employees
November 2004	Equity shares	47,860	$159,094	ESOP allotment to employees
December 2004	Equity shares	28,050	$93,243	ESOP allotment to employees
January 2005	Equity shares	18,000	$59,835	ESOP allotment to employees
March 2005	Equity shares	11,600	$38,560	ESOP allotment to employees
April 2005	Equity shares	38,600	$128,313	ESOP allotment to employees
May 2005	Equity shares	25,775	$85,897	ESOP allotment to employees
June 2005	Equity shares	12,150	$41,490	ESOP allotment to employees
July 2005	Equity shares	7,525	$25,076	ESOP allotment to employees
August 2005	Equity shares	9,550	$31,826	ESOP allotment to employees
September 2005	Equity shares	162,525	$538,654	ESOP allotment to employees
November 2005	Equity shares	60,650	$192,772	ESOP allotment to employees
November 2005	Equity shares	1,000	$7,409	ESOP allotment to employees

Item 8.    Exhibits and Financial Statement Schedules

(a)   Exhibits

Exhibit Number		Description
1.1	†	Form of Underwriting Agreement
3.1	†	Memorandum and Articles of Association and Certificate of Incorporation of Patni Computer Systems Limited, as amended
4.1	†	Patni's specimen certificate for equity shares
4.2
Form of Deposit Agreement dated December , 2005 between Patni Computer Systems Limited and the Bank of New York and holders of ADRs from time to time (incorporated by reference to Patni's Registration Statement (file no. 333-129788) on Form F-6 filed on November 18, 2005
4.3		Form of American Depositary Receipt (incorporated by reference to Patni's Registration Statement (file no. 333-129788) on Form F-6 filed on November 18, 2005
5.1	†	Opinion of Gagrats, India and Nishith Desai Associates, India
8.1		Opinion of Hogan & Hartson LLP regarding certain United States federal income tax matters
8.2		Opinions of Gagrats and Nishith Desai regarding certain Indian tax matters (included in Exhibit 5.1)
10.1	†	Patni Employee Stock Option Plan
10.2	†	Registration Rights Agreement
10.3	†	Purchase Agreement between Patni Computer Systems Limited and Cymbal Corporation dated November 3, 2004
10.4	†	Lease Deed entered into between the Company and State Industrial Promotion Corporation of Tamil Nadu Limited (SIPCOT), dated September 30, 2004
10.5	†	Service Agreement between Patni Computer Systems Inc. and Mr. Narendra K. Patni dated December 1, 2000, as amended
10.6	†	Consultancy Agreement between Patni Computer Systems Limited and Patni Computer Systems Inc. (f/t/a Data Conversion Inc.) dated October 27, 2000
10.7		Terms of employment for Mr. Gajendra K. Patni and Mr. Ashok K. Patni (included in Exhibit 3.1)
10.8	†	Information Technology Services Agreement between General Electric International Inc. and Patni Computer Systems Inc. dated November 12, 2003
21.1	†	List of Patni's subsidiaries
23.1		Consent of Hogan & Hartson LLP (included in Exhibit 8.1)
23.2		Consent of Gagrats (included in Exhibit 5.1)

23.3		Consent of Nishith Desai Associates (included in Exhibit 5.1)
23.4	†	Consent of KPMG, Independent Registered Public Accounting Firm
23.5	†	Consent of The Chugh Firm, Independent Registered Public Accounting Firm
24.1		Powers of Attorney (included on page II-5)
99.1	†	Consent of IDC Worldwide Services
99.2	†	Consent of Gartner Ireland Limited

†
Previously filed.

(b)   Financial Schedules

        No financial statement schedules are required in this registration statement.

Item 9.    Undertakings

(a)
The registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c)
The undersigned registrant hereby undertakes:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b)(1) or (4), or 497(h) under the Securities Act, shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Mumbai, India, on this 7th day of December, 2005.

PATNI COMPUTER SYSTEMS LIMITED
By:	/s/ NARENDRA K. PATNI Narendra K. Patni Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitute and appoints Narendra K. Patni and Deepak Sogani and each of them, his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendment of post-effective amendment to this registration statement on Form F-1 or abbreviated registration statement, including, without limitation, any additional registration filed pursuant to Rule 462 under the Securities Act of 1933, with respect hereto and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on this 7th day of December, 2005:

Signature	Title

/s/ MR. NARENDRA K. PATNI Mr. Narendra K. Patni	Chairman and CEO (Principal Executive Officer)
/s/ MR. GAJENDRA K. PATNI Mr. Gajendra K. Patni	Executive Director
/s/ MR. ASHOK K. PATNI Mr. Ashok K. Patni	Executive Director
/s/ MR. MICHAEL A. CUSUMANO Mr. Michael A. Cusumano	Director

/s/ MR. ARUN DUGGAL Mr. Arun Duggal	Director
/s/ MR. WILLIAM O. GRABE Mr. William O. Grabe	Director
/s/ MR. ANUPAM P. PURI Mr. Anupam P. Puri	Director
/s/ MR. PRADIP SHAH Mr. Pradip Shah	Director
/s/ MR. LOUIS T. VAN DEN BOOG Mr. Louis T. van den Boog	Director
/s/ MR. RAMESH VENKATESWARAN Mr. Ramesh Venkateswaran	Director
/s/ MR. DEEPAK SOGANI Mr. Deepak Sogani	Chief Financial Officer (Principal Accounting Officer)
/s/ DONALD J. PUGLISI Mr. Donald J. Puglisi	Authorized Representative in the United States

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY